Exhibit 99.1

For Immediate Release

Wolfe Axelrod Weinberger Assoc., LLC

Stephen D. Axelrod, CFA / Adam Lowensteiner

(212) 370-4500, (212) 370-4505 fax

steve@wolfeaxelrod.com, adam@wolfeaxelrod.com

IMPERIAL PETROLEUM ANNOUNCES NEW BOARD OF DIRECTORS CHAIRMAN AND

ADDITION TO BOARD

– Mr. Greg Thagard Appointed Chairman of the Board and Tim Jones, CFO, Added to the Board –

EVANSVILLE, Ind. – December 8, 2011 — Imperial Petroleum, Inc. (OTCBB: IPMN), a leading biodiesel and diversified alternative energy company, today announced that J. Greg Thagard, a Director of the Company has been appointed to the position of Chairman of the Board.

Mr. Thagard, a Director of Imperial Petroleum since August 2007, has extensive experience in all aspects of the petroleum industry for the past 34 years. After selling a royalty portfolio of over 1,500 producing properties in which he was both a principal and manager, he performed outside contract operating and consulting work as well as similar duties for his family business.

In addition, Mr. Tim Jones, currently the Chief Financial Officer of Imperial Petroleum and President of e-Biofuels, was appointed to the Board of Directors. Mr. Jones, a Certified Public Accountant, has 11 years of finance and accounting experience including 5 years in public accounting at Ernst & Young.

Mr. John Ryer, CEO and President of Imperial Petroleum and a Director, stated, “The elevation of Greg Thargard to Chairman and the selection of Tim Jones as a Board member strengthens the Imperial board. We are actively looking to further enhance the Board by bringing on two independent members whose standing, experience and credentials will add additional insight , corporate governance and guidance and contribute greatly to the future success of Imperial.”

About Imperial Petroleum

Imperial is an energy company headquartered in Evansville, Indiana. The Company is engaged in three principal areas of energy production: (i) biodiesel and biofuels production, (ii) traditional oil and gas exploration and production and (iii) non-traditional oil production of heavy oil from mineable tar sands.

Forward Looking Statement

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

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